Filed Pursuant to Rule 433
File No. 333-133703
July 7, 2006
Canadian National Railway Company
PURS Term Sheet

Issuer:	Canadian National Railway Company

Security Type:	Puttable Reset Securities PURSSM due 2036

Size:	US$250,000,000

Maturity:	July 15, 2036

Coupon:	6.712% (accruing from July 15, 2006)

Purchase Price:	107.245% of face amount

Reoffering:	Variable Price

Spread to Benchmark Treasury:	+102.8 bps

Benchmark Treasury:	5.153% due 2036

Benchmark Treasury Price:	90.04%

Interest Payment Dates:	January 15 and July 15, payment at the new rate commencing January 15, 2007

Redemption:	At any time at a discount rate of Treasury plus 15 basis points

Trade Date:	July 7, 2006

Settlement Date:	July 17, 2006

Ratings:	A3/A-/A(low)

Final Dealer:	Goldman, Sachs & Co.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co., at 1 (866) 471-2526.